Exhibit 21.1

Sensei Biotherapeutics, Inc. Corporate Company Structure

Sensei Biotherapeutics, Inc.
EIN - 83-1863385

Incorporation State - Delaware
12/1/2017

Sensei Bio Subsidiary, Inc.
EIN 52-2166155

Incorporation State - Maryland
4/2/1999